                                                                                                                    Exhibit 99.1
Armstrong Holdings, Inc.
News for Immediate Release

Armstrong Holdings To Dissolve After Distributing Assets
To Shareholders on December 12, 2007
*        Shareholders to receive $0.69 per share
*        No need to return stock certificates

LANCASTER, PA - November 16, 2007 - Armstrong Holdings, Inc. (OTCBB:ACKH), the former parent company of Armstrong World Industries, Inc., announced today its timetable for dissolution including distribution of net assets to shareholders.

December 5, 2007 will be the last day of trading in ACKH common stock, and will be the record date for shareholders entitled to receive a final distribution of the Company's net assets. The Company's stock transfer books will close and no further trading or transfers will be recognized after settlement of trades made through that date.

On December 12, 2007, the distribution agent, American Stock Transfer & Trust Company, will begin the distribution of assets to shareholders. Following this distribution, Armstrong Holdings, Inc. will file Articles of Dissolution with the Commonwealth of Pennsylvania and will cease to exist.

The Company's net assets for distribution total approximately $28 million, which will be divided pro-
rata per share among the holders of the 40,551,975 outstanding shares of ACKH common stock.
This amounts to a distribution of approximately $0.69 per share. Shareholders should consult their tax advisor on the tax implications of this distribution.

Shareholders who hold ACKH stock in brokerage accounts will receive the distribution in their accounts and their ACKH holdings will be cancelled after the distribution.

Direct shareholders do not need to return their stock certificates to receive a distribution. When they receive their distribution checks, direct shareholders should cancel or destroy their Armstrong
Holdings stock certificates, which then will be void and have no value.

Direct shareholders with questions concerning their accounts should contact American Stock
Transfer & Trust Company at 800-937-5449.

Armstrong Holdings, Inc. previously was the parent holding company of Armstrong World Industries,
Inc. (AWI) until October 2, 2006. On that date, AWI emerged from Chapter 11 bankruptcy. Under
AWI's Plan of Reorganization, the Company's ownership in AWI was cancelled.

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Contacts:
Investors: Beth Riley, bariley@armstrong.com, 717.396.6354
News Media: Meg Graham, magraham@armstrong.com, 866.321.6677